EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of Rural Cellular Corporation and Subsidiaries (the Company) on Form S-4 of our report dated February 7, 2003 (except Note 13, as to which the date is April 23, 2003), relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2002 and 2001 (which report includes explanatory paragraphs related to: (i) the adoption of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment of SFAS No. 133), as discussed in Note 5, (ii) the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, as discussed in Note 3, (iii) the adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB No. 13 and Technical Corrections, as discussed in Note 13, and (iv) the application of procedures relating to certain other disclosures and reclassification of financial statement amounts related to the 2000 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance with respect to such disclosures and reclassifications), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the incorporation by reference of our report dated February 7, 2003 relating to the financial statement schedule of the Company for the years ended December 31, 2002 and 2001, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2002.

We also consent to the references to us under the headings “Summary Historical Financial and Operating Data” and “Independent Auditors” in such Prospectus.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
October 28, 2003